UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 16, 2015

CenturyLink, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-7784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CenturyLink Drive Monroe, Louisiana		71203
(Address of principal executive offices)		(Zip Code)

(318) 388-9000

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of any registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective November 16, 2015, the Board of Directors (the “Board”) of CenturyLink, Inc. (the “Company”) increased its size from 12 to 13 members and, on the recommendation of its Nominating and Corporate Governance Committee, appointed Mary L. Landrieu to fill the resulting vacancy effective immediately.

Ms. Landrieu, age 59, served as a Louisiana state representative (1980-1988) and state treasurer (1988-1996) before serving in the U.S. Senate from 1996-2014.

Although Ms. Landrieu has not yet been appointed to serve on any Board committee, the Board expects to do so as part of their regular 2016 committee assessment and appointment process.

Ms. Landrieu will participate in the Company’s standard outside director compensation program described in the Company’s 2015 proxy statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 8, 2015. It is currently anticipated that Ms. Landrieu will receive her initial grant of restricted stock when outside director equity grants are made under the program following the 2016 annual shareholders meeting. In addition, Ms. Landrieu is expected to execute the Company’s form of indemnification agreement, a copy of which has been filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, as filed with the SEC on August 7, 2009.

On November 16, 2015, the Company issued a press release announcing the appointment of Ms. Landrieu to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The exhibit to this current report on Form 8-K is listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CenturyLink, Inc. has duly caused this current report to be signed on its behalf by the undersigned officer hereunto duly authorized.

CenturyLink, Inc.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Dated: November 16, 2015

Exhibit Index

Exhibit No.	Description

99.1	Press release dated November 16, 2015 announcing the appointment of Mary L. Landrieu to the board of directors.